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                                                                     Exhibit 3.4
                              STATE of WASHINGTON

                [SEAL OF THE STATE OF WASHINGTON APPEARS HERE]

                              SECRETARY of STATE

        I, RALPH MUNRO, Secretary of State of the State of Washington and custodian of its seal, hereby issue this

                           CERTIFICATE OF AMENDMENT

                                      to

                            CELL THERAPEUTICS, INC.

a Washington Profit corporation. Articles of Amendment were filed for record in this office on the date indicated below.


UBI Number: 601 339 038                       Date: November 07, 1996

[SEAL OF THE STATE OF
WASHINGTON APPEARS HERE]           Given under my hand and the Seal of the
                                   State of Washington at Olympia, the State
                                   Capital


                                   /s/ Ralph Munro
                                   ------------------------------------------
                                   Ralph Munro, Secretary of State
                                                   2-4465-43-7

================================================================================

                             ARTICLES OF AMENDMENT
                                      TO
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                            CELL THERAPEUTICS, INC.
                   ESTABLISHING A SERIES OF PREFERRED STOCK


          Cell Therapeutics, Inc., a Washington corporation, by James A. Bianco, M.D., its duly elected and qualified President, hereby provides the following information and delivers to the Secretary of State of the State of Washington for filing, in duplicate, these Articles of Amendment Establishing a Series of Preferred Stock, pursuant to RCW 23B.06.020, RCW 23B.10.020, and RCW 23B.10.060.

          1.  Name.  The name of the Corporation is Cell Therapeutics, Inc.

          2. Text of Amendments. Pursuant to the Corporation's Restated Articles of Incorporation, the amendments establish the designation, preferences, limitations and relative rights of a series of Preferred Stock. The amendments will comprise "Paragraph (b) --Series B Convertible Preferred Stock" of Article 2. Following is the text of each amendment adopted:

              "SECTION 1. DESIGNATION AND AMOUNT. There is hereby established a series of preferred stock of the Corporation which shall be designated as the Series B Convertible Preferred Stock (herein the "Series B Preferred"). The number of shares of Series B Preferred shall be 14,925.373.

              SECTION 2. RANK. All shares of Series B Preferred shall rank junior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now issued Series A Convertible Preferred Stock (the "Series A Preferred"). All shares of Series B Preferred shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued Common. The term "Common" shall mean the Common Stock, without par value, of the Corporation as the same exists at the date hereof or as such stock may be constituted from time to time.

              SECTION 3. DIVIDENDS. No dividends or other distributions shall be made with respect to the Series B Preferred until all dividends on the Series A Preferred have been paid or set apart. The holders of the Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $33.50 per share per annum on each outstanding share of Series B Preferred, payable in preference and priority to any payment of any dividend on the Common. No dividends or other distributions shall be made with respect to the Common, until all dividends on the Series B Preferred have been paid or set apart. Such dividends on the Series B Preferred shall not be cumulative and no right to such dividends shall accrue to holders of Series B Preferred unless and until declared by the Board of Directors.

          SECTION 4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

               (a) After payment of the "Preference Amount" (as defined in Paragraph (a) -- Series A Convertible Preferred Stock" of Article 2 of the Corporation's Restated Articles of Incorporation, and referred to herein as the "Series A Preference Amount") has been made to the holders of the Series A Preferred, the holders of Series B Preferred then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common, by reason of their ownership of such stock, an amount for each share of Series B Preferred then held by them equal to $335.00 appropriately adjusted for any combinations, consolidations, stock distributions or stock dividends or splits with respect to such shares plus all declared but unpaid dividends thereon (hereinafter such amount shall be referred to as the "Series B Preference Amount"). If upon the occurrence of such event of liquidation, dissolution or winding up, the assets and property legally available to be distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the Series B Preference Amount, then the entire assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred in accordance with the Series B Preference Amount.

               (b) After payment has been made to the holders of the Series A Preferred and the holders of the Series B Preferred of the full amounts to which they shall be entitled as aforesaid, all remaining assets available for distribution, if any, shall be distributed ratably among the holders of the Common, the Series A Preferred and the Series B Preferred in proportion to the shares of Common then held by them and the shares of Common which they then have the right to acquire upon conversion of the shares of Series A Preferred and Series B Preferred, as the case may be, then held by them.

               (c) For purposes of this Section 4, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Corporation, shall not be treated as a liquidation, dissolution or winding up of the Corporation, unless both
     (i) the shareholders of this Corporation receive in such consolidation, merger or sale of assets less than fifty percent (50%) of the voting equity securities of the successor or surviving corporation and (ii) the amount of cash and/or securities received by the shareholders of this Corporation is less than the total liquidation preference of the Series B Preferred as set forth in Section 4(a), in which case such consolidation, merger or sale of assets shall be treated as a liquidation, dissolution or winding up. The valuation of any securities or other property other than cash received by the Corporation in any transaction covered by this Section 4(c) shall be computed at the fair value thereof at the time of receipt as determined in good faith by the Board of Directors.

               (d) The holders of Series B Preferred shall have no priority or preference with respect to distributions made by the Corporation in connection with the repurchase of shares of Common issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

          SECTION 5. CONVERSION. The holders of the Series B Preferred shall have conversion rights (the "Conversion Rights") as follows:

               (a)    Right to Convert.  Each share of Series B Preferred shall
                      ----------------
     be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred into such number of fully paid and nonassessable shares of Common as is determined by dividing $335.00 by the Series B Conversion Price (as hereinafter defined) in effect at the time of conversion. The Series B Conversion Price shall initially be $3.35, subject to adjustment as provided in subsection (d) below.

               (b)    Automatic Conversion.
                      --------------------

                      (i) Each share of Series B Preferred shall automatically be converted into shares of Common at the then effective Series B Conversion Price (after making any adjustment required by Section 5(d)) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common for the account of the Corporation to the public at a price per share (prior to underwriter discounts and commissions and other offering expenses) of not less than $5.00 (subject to adjustment in the event of any recapitalization, stock split, stock dividend or other similar event) and an aggregate offering price to the public of not less than $20,000,000. In the event of the automatic conversion of the Series B Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common issuable upon such automatic conversion of Series B Preferred shall not be deemed to have converted such Series B Preferred until immediately prior to the closing of such sale of securities, and after giving effect to any adjustment of the Series B Conversion Price required by Section 5(d).

                      (ii) Each share of Series B Preferred shall automatically be converted into shares of Common at the then effective Series B Conversion Price upon the written consent of holders of not less than 66.67% of the then outstanding shares of Series B Preferred voting together as a single class.

                      (iii) Each share of Series B Preferred shall automatically be converted into shares of Common at the then effective Series B Conversion Price immediately prior to the closing of any merger or consolidation of the Corporation that is not treated as a liquidation, dissolution or winding up under Section 4(c) if the shareholders of the Corporation receive distributions of equity securities of another corporation as a result of such consolidation or merger and (i) such class of equity securities has been continuously registered under Section 12 of the Securities Exchange Act of 1934, as amended, over the six month period ending with the closing of such merger or consolidation, (ii) such equity securities are listed on the New York Stock Exchange or any other national securities exchange, or are quoted on the Nasdaq National Market, (iii) the average Closing Price per share of such class of equity securities as calculated for the last 30 trading days (the "Trading Period") ending on the fifth trading day prior to the closing of such merger or consolidation equals or exceeds $5.00, (iv) such class of equity securities has an aggregate market float of not less than $20,000,000, and (v) such equity securities are issued in a transaction of the type specified in paragraph
     (a) of Rule 145 under the Securities Act and are registered on Form S-4 or an equivalent form promulgated under the Securities Act. As used herein, the term "Closing Price" for any day in question shall be the last reported sales price regular way or, in case no such reported sales take place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange Composite Tape or, if not listed on the New York Stock Exchange, on the principal national securities exchange on which such equity securities are listed or admitted to trading or, if not listed or admitted to trading on a national securities exchange, the last sale price regular way for such equity securities as published by the Nasdaq National Market ("Nasdaq"), or if no such sale takes place on such day, the average between the closing bid and asked prices for such class of equity securities as published by Nasdaq. The term "trading day" shall mean a day on which the market used for calculating the Closing Price is open for the transaction of business and on which there has been at least one share of Common traded.

               (c)    Mechanics of Conversion.  No fractional shares of Common
                      -----------------------
     shall be issued upon conversion of Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series B Conversion Price for such series of Series B Preferred. Any declared but unpaid dividends on any share of

     Series B Preferred that is converted into Common pursuant to this Section 5 shall, simultaneously upon conversion of such share of Series B Preferred, automatically be converted into such number of fully paid and nonassessable shares of Common as is determined by dividing the amount of declared but unpaid dividends on such converted share of Series B Preferred by the Series B Conversion Price in effect at the time of conversion. Before any holder of Series B Preferred shall be entitled to convert the same into full shares of Common, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
     --------  -------
     Section 5(b), the outstanding shares of all Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further,
                                                           --------  -------
     that the Corporation shall not be obligated to issue certificates evidencing the shares of Common issuable upon such automatic conversion unless either the certificates evidencing such shares of Series B Preferred are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

               The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the aggregate amount of any cash amounts payable as the result of a conversion into fractional shares of Common. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, or in the case of automatic conversion on the date of the closing of the offering or the effective date of such written consent (as the case may be), and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

               Upon the conversion of any outstanding shares of Series B Preferred into Common pursuant to this Section 5, all such shares of Series B Preferred shall resume the status of authorized but unissued shares of Series B Preferred.

               (d)    Adjustments to Series B Conversion Price.
                      ----------------------------------------

                      (1) In the event the Corporation at any time or from time to time effects a subdivision or combination of its outstanding Common into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series B Preferred, then and in each such event the Series B Conversion Price shall be decreased or increased proportionately.

                      (2) In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in additional shares of Common or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Series B Conversion Price shall be proportionately decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

                      (3) If at any time after the first date of which a share of Series B Preferred is first issued ("Original Issue Date"), the Corporation shall issue or sell Equity Securities, as defined in subsection
     (i) below, at a consideration per share that is less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale (the "Lower Price"), then forthwith upon such issue or sale, the Series B Conversion Price of each share of Series B Preferred shall be adjusted to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price as in effect immediately prior to issuance or sale by a fraction:

                      (A) the numerator of which is an amount equal to the sum of (x) the number of shares of Common outstanding immediately prior to such issue or sale, (y) the number of shares of Common issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issue or sale, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale divided by the then existing Series B Conversion Price, and

                      (B) the denominator of which is the sum of the number of shares of Common outstanding immediately after such issue or sale and the number of shares of Common issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately after such issue or sale.

          For purposes hereof the following provisions shall be applicable:

                      (i) The term "Equity Securities" shall mean any shares of Common, or any obligation, any share of stock or other security of the Corporation convertible into or exchangeable or exercisable for Common, or any security of the Corporation convertible into or exchangeable or exercisable for such convertible or exchangeable securities, except for (1) Common issued or issuable after the Original Issue Date to officers, directors, full-time employees or consultants of the Corporation pursuant to stock grant, stock purchase and/or stock option plans or any other stock incentive program, agreement or arrangement approved by the Board of Directors, (2) shares of Common issued upon exercise of warrants to purchase Common that may be hereinafter issued in connection with debt financings or equipment lease financing transactions, (3) shares issued pursuant to Section 5(d)(1), 5(d)(2), (4) shares of Common issued upon conversion of the Series B Preferred and (5) shares of Common issued as a dividend or distribution on the Series B Preferred; provided, however, that
                                                         --------  -------
     the aggregate number of shares of Common that the Corporation may issue or sell at a Lower Price that would be excluded from the definition of "Equity Securities" pursuant to clauses (1) and (2) of this subsection (i) shall not exceed 750,000 shares.

                      (ii) In the case of an issue or sale for cash of shares of Common the "consideration actually received" by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

                      (iii) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors.

                      (iv) In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common, or any options for the purchase of shares of Common or stock convertible into Common, all shares of Common or stock convertible into Common to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "issued" and "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common or stock convertible into Common covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

                      (v) In case of the issuance or issuances by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common, all shares of Common issuable upon the conversion or exchange of such obligations or shares shall be deemed "issued" and "outstanding" as of the date such obligations or shares are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common shall be deemed to be the total of (1) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (2) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

                      (vi) The amount of the "consideration actually received" by the Corporation upon the issuance of any rights or options referred to in subsection (iv) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (v) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (ii) and (iii) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or shares of stock so convertible or exchangeable shall be deemed to be the fair value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (iv), or the termination of any right of conversion or exchange referred to in subsection (v), or any change in the number of shares of Common deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Series B Conversion Price then in effect shall forthwith be readjusted to such Series B Conversion Price as would have been obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

                      (vii) In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons or options or rights not referred to in this Section 5(d)(3), then, in each such case, the holders of the Series B Preferred shall be entitled to the distributions provided for in Section 3 above, and no adjustment to the Series B

     Conversion Price provided for in this Section 5(d)(3) shall be applicable.

                      (4) Except as provided in Section 6(b), the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
     Section 5(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment.

                      (5) Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price for any series pursuant to
     Section 5(d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of such series of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred.

                      (6) In the event that this Corporation shall propose at any time:

                      (i) to declare any dividend or distribution upon its Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                      (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                      (iii) to effect any reclassification or recapitalization of its Common outstanding involving a change in the Common; or

                      (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

     then, in connection with each such event, the Corporation shall send to the holders of the Series B Preferred at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shall be entitled to exchange their Common for securities or other property deliverable upon the occurrence of such event). Each such notice shall be given by first class mail, postage prepaid, addressed to the holders of Series B Preferred at the address for each such holder as shown on the books of the Corporation.

          SECTION 6.  VOTING RIGHTS.

               (a) Except as otherwise required by law, each share of Series B Preferred issued and outstanding shall have the number of votes equal to the number of shares of Common into which such share of Series B Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. The holder of each share of Series B Preferred shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation. Fractional votes by the holders of Series B Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series B Preferred held by each holder could be converted) be rounded to the nearest whole number. The holders of Series B Preferred shall not be entitled to cumulative voting rights.

               (b) So long as any shares of Series B Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least 66.67% of such outstanding shares of Series B Preferred, voting together as a single class:

                      (i) amend the Corporation's Articles of Incorporation so as to adversely affect the voting powers or other rights or preferences of the Series B Preferred;

                      (ii) authorize or issue shares of any class or series of stock not authorized herein having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Preferred, or authorize or issue shares of stock of any class or any bonds, debenture, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Preferred; or

                      (iii) reclassify any shares of Common or any other shares of the Corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Preferred."


     3. Adoption. The foregoing amendments to the Restated Articles of Incorporation of the Corporation were duly adopted pursuant to the Washington Business Corporation Act at a meeting of the Board of Directors of the Corporation held on November 7, 1996. Pursuant to the Washington Business Corporation Act and the Corporation's Restated Articles of Incorporation, no shareholder action was required to effect these amendments.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Restated Articles of Incorporation to be executed in duplicate as of November 7, 1996.


                              CELL THERAPEUTICS


                              By: /s/ James A. Bianco,
                                 ----------------------------------------
                                      James A. Bianco, M.D.
                                      President

Attest:

 /s/ Michael J. Kennedy
-------------------------------
     Michael J. Kennedy
     Secretary

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